Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into, effective as of January 1, 2011, by and between Savings Bank of Maine, a federal savings bank (the “Bank”) and Richard E. Lucas, a resident of Cumberland, Maine (“Executive”).

WITNESSETH:

WHEREAS, the Bank is a federal savings bank with a main office located in Gardiner, Maine;

WHEREAS, Executive is an individual with substantial experience in banking;

WHEREAS, the Bank wishes to retain Executive as Senior Executive Vice President – Banking of the Bank; and

WHEREAS, the Bank and Executive are willing to enter into this Employment Agreement (“Agreement”) on the terms herein set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1. Definitions. For purposes of this Agreement, “Cause” shall mean termination of Executive’s employment on account of, but not limited to, the following reasons:

(i) Personal dishonesty;

(ii) Incompetence;

(iii) Willful misconduct;

(iv) Breach of fiduciary duty involving personal profit;

(v) Intentional failure to perform stated duties;

(vi) Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(vii) Material breach of any provision of this Agreement.

2. Employment and Term. The Bank hereby agrees to employ Executive as Senior Executive Vice President-Banking of the Bank. Executive accepts such employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth. The term of this Agreement (the “Term”) shall be one (1) year.

3. Duties of Employment.

(a) Executive shall serve as Senior Executive Vice President-Banking of the Bank, subject to the terms of this Employment Agreement and the direction and control of the Chief Executive Officer of the Bank (“CEO”).

(b) Executive will serve the Bank faithfully, diligently and competently and will devote his full business time to his employment He may hold, in addition to the office of Senior Executive Vice President-Banking of the Bank, such other executive offices of the Bank or its subsidiaries and affiliates, to which he may be elected, appointed or assigned by the CEO from time to time and will discharge such executive duties in connection therewith.

(c) Nothing in this Agreement shall preclude Executive, with the prior approval of the CEO, from (i) serving as a director or member of a committee of any organization involving no conflict of interest with the Bank, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of his duties hereunder.

4. Compensation. The Bank shall pay to Executive as compensation for the services to be rendered by him hereunder the following:

(a) A base salary at the rate of One Hundred Forty Thousand Dollars ($140,000) per year, or such larger sum as the CEO may from time to time determine in connection with regular periodic performance reviews pursuant to the Bank’s policies and practices, with payments to be made in accordance with the Bank’s regular payroll cycle.

(b) The Executive may be entitled to a bonus at the end of each calendar year of his employment, payable in cash or other form of compensation, in an amount and form set by the Chief Executive Officer of the Bank.

(c) The Executive will be awarded 500 non-qualified stock options in SBM Financial, Inc., the Bank’s holding company, having an exercise price of $100 per share and a vesting period of five (5) years, pursuant to the Bank’s Equity Incentive Plan as determined by the CEO and the Compensation Committee of the Bank’s board of directors.

5. Benefits. Executive shall be entitled to the following benefits:

(a) Health insurance in accordance with plans provided for employees of the Bank, together with reimbursement to Executive for COBRA coverage until he is eligible to participate in the Bank’s health insurance plan,

(b) Participation in the Bank’s pension plan, 401(k) plan, flexible spending account, life insurance, disability insurance and such other benefits as the Bank makes available to its employees, all subject to such conditions and terms as provided in such plans,

(c) Reimbursement of all reasonable business expenses incident to the rendering of services by Executive hereunder, subject to submission of appropriate vouchers and receipts in accordance with the Bank’s policies.

6. Termination. This Agreement shall end upon the occurrence of any of the following events:

(a) The end of the Term.

(b) Termination of Executive’s employment by the Bank without Cause or for Cause.

(c) The voluntary termination of employment by Executive.

(d) The death or disability of Executive.

7. Payment Upon Termination.

(a) If this Agreement shall be terminated by the Bank for Cause, or terminate at the end of the Term, or Executive shall voluntarily terminate his employment during the Term, or shall die, the obligations of the Bank under this Agreement shall cease and Executive shall have no right to receive any compensation or other benefits under this Agreement except for salary and reimbursable expenses accrued through the date of termination.

(b) If Executive were to become disabled1 so as to be unable to perform the essential functions of his position, the Bank may terminate this Agreement (i) upon expiration of any medical leave taken by Executive in accordance with the Family and Medical Act and/or the Maine Family Medical Leave law; and (ii) after the Bank and Executive have engaged in an interactive process for a period of thirty (30) days2 to determine whether Executive’s disability can be reasonably accommodated and it has become evident through their discussions that Executive’s disability cannot reasonably be accommodated or an accommodation would impose an undue hardship on the conduct of the employer’s business. Upon such termination, Executive shall be entitled to any benefits that may be available to him under any disability plan of the Bank for which he is beneficiary.

8. Confidential Information. Executive understands that in the course of his employment by the Bank, Executive will receive or have access to confidential information concerning the business of the Bank which the Bank desires to protect (“Confidential Information”). Such Confidential Information includes, but is not limited to, the Bank’s business plans, customer and prospective customer lists and other customer information, borrower and prospective borrower lists and other borrower information and employee and prospective employee lists and other employee information. Executive agrees that, unless otherwise required by law, he will not at any time during the Term of this Agreement or thereafter reveal to anyone outside the Bank or use for his own benefit any such Confidential Information without written authorization by the Bank.

[1]	A physical or mental disability is defined by §4553-A of the Maine Human Rights Act.

[2]

The parties can mutually agree to amend the deadline for the period in which they engage in the interactive process, provided, however, that only an instrument in writing may amend the deadline signed by the parties hereto.

9. Covenants by Executive Not to Compete With the Bank.

(a) Upon termination of Executive’s employment with the Bank for any reason, Executive covenants and agrees that he will not at any time during the Term and for a period of ninety (90) days from and after termination of his employment, directly or indirectly, in any manner or under any circumstances or conditions whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, in any other business located in any state in which the Bank, or any of its subsidiaries or affiliates, maintains an office or a branch office if such business competes with the business of the Bank as it exists, or is planned to be established, at such location at the time of Executive’s termination, or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any such business that is, or as a result of the Executive’s engagement or participation would become, competitive with any aspect of the business of the Bank or any of its subsidiaries or affiliates as it exists or is planned to be established at that location, at the time of Executive’s termination or solicit any officer, director, employee or agent of the Bank or any subsidiary or affiliate of the Bank to become an officer, director, employee or agent of Executive, a business with which Executive is affiliated or anyone else. Ownership, in the aggregate, of less than live percent (5%) of the outstanding shares of capital stock of any entity shall not constitute a violation of the foregoing provision.

(b) Executive hereby acknowledges that his services are unique and are not readily replaceable, and expressly agrees that the Bank, in enforcing the covenants contained in this Paragraph 9 in addition to any other remedies provided fur herein or otherwise available at law, shall be entitled to obtain an injunction, in any court of equity having jurisdiction, that restrains him from a breach, actual or threatened, of the covenants contained in this Paragraph 9, without any requirement to post a bond or other surety.

(c) The parties agree that the restrictive covenants of this Paragraph 9 are reasonable. If however, at any time, a court of competent jurisdiction should determine that these covenants or any portion of them, are unenforceable because the restrictions are unreasonable, the parties agree that such portions as shall be determined to be unreasonably restrictive shall be deemed amended to make the restrictions reasonable in the determination of court. The covenants, as so modified, shall be enforceable between the parties to the same extent as if the modification had been made prior to the date of any alleged breach of the covenants.

10. Regulatory Limitations. In the event any of the provisions of this Agreement conflict with the terms of this Paragraph 10, this Paragraph 10 shall prevail.

(a) The Bank may terminate Executive’s employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after termination.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(l), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(l), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or him or his designee) at the time the Director (or him or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

11. Notices. All notices under this Agreement shall be in writing and shall be effective when delivered in person to Executive or to the General Counsel of the Bank, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Executive, to his last known address, and, in the case of the Bank, to its headquarters, attention of the General Counsel, or to such other address as the party to be notified may specify by notice to the other party. Executive hereby agrees to give the Bank not less than thirty (30) days’ advance notice of his intended resignation from the Bank.

12. Successors and Assigns. The rights and obligations of the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, including, without limitation, any person or entity which may acquire all or substantially all of the assets and business of the Bank, or with or into which the Bank may be consolidated or merged. All references in this Agreement to the Bank shall be deemed to include all such successors and assigns.

13. Arbitration. Any dispute which may arise between the parties shall be submitted to binding arbitration before a single arbitrator with expertise in employment law in Portland, Maine in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided that the parties shall first attempt to resolve any dispute through non-binding mediation.

14. Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

15. Amendment. This Agreement may be modified or amended only by an instrument in writing executed by the parties.

16. Construction. This Agreement shall supersede and replace all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement shall be governed and construed under the laws of the State of Maine. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by a duly authorized representative, and Executive has hereunto set his hand, effective as of

SAVINGS BANK OF MAINE

By:	/s/ John W. Everets
	Name:	John W. Everets
	Title:	Chairman and CEO

EXECUTIVE

By:	/s/ Richard E. Lucas
	Name:	Richard E. Lucas